Exhibit 99.4

DATED	27 November 2015

1. LANBANG INVESTMENT COMPANY LIMITED

2. AN KE TECHNOLOGY COMPANY LIMITED

3. TUN KUNG COMPANY LIMITED

OPTION AGREEMENT

THIS OPTION AGREEMENT is made on 27 November 2015

BETWEEN:

(1)

LANBANG INVESTMENT COMPANY LIMITED, a limited liability company incorporated under the laws of the British Virgin Islands (registration no: 1847811) whose registered office is at Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110 (“Shareholder”);

(2)

AN KE TECHNOLOGY COMPANY LIMITED, a limited liability company incorporated under the laws of Hong Kong (registration no. 2106134) whose registered office is at Room 2107, 21/F., C C WU Building, 302-308 Hennessy Road, Wanchai, Hong Kong (“Optionholder”); and

(3)

TUN KUNG COMPANY LIMITED, a limited liability company incorporated under the laws of the British Virgin Islands (registration no: 1897172) with its registered office is at Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG 1110, British Virgin Islands (the “Company”)

(together shall be referred to as the “Parties” and each a “Party”)

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless the context requires otherwise:

“Articles” means the articles of association of the Company from time to time;

“Charge Agreement” means the charge agreement entered into by the Shareholder and the Optionholder on the date hereof;

“Completion” means the performance by the Shareholder and the Optionholder of the obligations assumed by them respectively under clause 3.2;

“Corresponding Onshore Exercise” has the meaning given to it in clause 3.4;

“Cayman SPV” refers to Lufax Holding Ltd (formerly known as Wincon Investment Company Limited), a company established under the laws of the Cayman Islands (registration no. CT-294245) whose registered office is at Commerce House, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands;

“Encumbrance” means a mortgage, charge, pledge, lien, assignment or deposit by way of security or any other encumbrance or security interest of any kind or any other type or preferential arrangement (including title transfer, defeasance and retention arrangements) having a similar effect;

“Exercise Date” for the Option means the date of service of a relevant Option Notice;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Individual Shareholders” means collectively Shi Jingkui, an individual Chinese national (ID card number: *****) whose residential address is *****, and Yang Xuelian, an individual Chinese national (ID card number: *****) whose residential address is *****;

“Lockup” means lock up period applicable to the Company in respect of the Cayman SPV Shares following the initial public offering of the shares in and/or securities of the Cayman SPV on an internationally recognized stock exchange;

“Onshore Interests” means 100% of the registered capital of Shanghai Lanbang, held by the Individual Shareholders in equal shares and all securities in Shanghai Lanbang which are derived from such equity interests after the date of the Onshore Option Agreement and of which the Individual Shareholders are the beneficial owners or to which they are entitled from time to time;

“Onshore Options” means the onshore options with respect to the Onshore Interests granted by the Individual Shareholders to PAFT pursuant to the Onshore Option Agreement;

“Onshore Option Agreement” means an option agreement dated 28 November 2014 and entered into between the Individual Shareholders as shareholders, PAFT as the optionholder and Shanghai Lanbang as the company with respect to the Onshore Interests;

“Option” means an option exercisable or exercised pursuant to clause 2.1.1;

“Option Notice” means a notice of exercise from the Optionholder to the Shareholder in respect of some or all of the Option Shares in accordance with clause 2.3;

“Option Period” means the 10 year period immediately after the initial public offering of the shares and/or securities of the Cayman SPV on an internationally recognized stock exchange, or in the event there is no such initial public offering by 16 December 2019, 10 years from such date, or such other period as extended by the Optionholder by written notice to the Shareholder;

“Option Price” means the option price calculated in accordance with clause 2.2;

“Option Shares” means 173,744,733 ordinary shares in the issued share capital of the Company, representing 36.5705% of the entire issued share capital of the Company upon its establishment, held by the Shareholder and all securities in the Company which are derived from such shares after the date of this Agreement and of which it is the beneficial owner or to which it is entitled from time to time;

“PAFT” means Shenzhen Ping An Financial Technology Consulting Company Limited, a limited liability company incorporated under the laws of the PRC (registration no. 440301103294513) whose registered office is at 4/F, Ping’An Building, No.3 Bagua Road, Bagualing, Futian District, Shenzhen, Guangdong, PRC, and the sole shareholder of the Optionholder;

“PRC” means the People’s Republic of China;

“Private Placement Price” means the price per share in the sale or issuance of shares by the Cayman SPV to the new investors;

“Shanghai Lanbang” means Shanghai Lanbang Investment Company Limited, a limited liability company incorporated under the laws of PRC (registration no 310115002475585) whose registered office is at Room 1002N, No. 2277 Long Yang Road, Pudong, Shanghai;

“Transfer Terms” means on the terms that the entire legal and beneficial interest in all the Option Shares shall be sold and purchased free from any Encumbrance and together with all rights attaching to them as at the relevant Exercise Date (other than rights to receive dividends which have a record date before then) or at any time after that and that the consideration for the Option Shares shall be the relevant Option Price; and

“VWAP” means volume weighted average price.

1.2

References to Clauses and Schedule are to be construed as references to clauses of and schedule to this Agreement (unless the context otherwise requires) and the recitals and schedule form part of the operative provisions of this Agreement and references to this Agreement will, unless the context otherwise requires, include references to the recitals and schedule.

1.3

Words and phrases which are defined or referred to in or for the purposes of the Companies Ordinance (Cap 32), as amended, of the Laws of Hong Kong, have the same meanings in this Agreement (unless otherwise expressly defined in this Agreement).

1.4	The Interpretation and General Clauses Ordinance, Chapter 1, as amended, of the Laws of Hong Kong applies to this Agreement in the same way as it applies to an enactment.

1.5

References to any statute or statutory provision or order or regulation made thereunder will include that statute, provision, order or regulation as amended, modified, re-enacted or replaced from time to time whether before or after the date of this Agreement.

1.6	The index to and the headings in this Agreement are for information only and are to be ignored in construing the same.

1.7

In this Agreement, all warranties, representations, indemnities, covenants, agreements and obligations given or entered into by more than one person are given or entered into severally unless otherwise specified.

1.8	The words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.”

2.	CALL OPTION

2.1	The Shareholder hereby grants to the Optionholder the following Option:

2.1.1

In consideration of the payment by the Optionholder to the Shareholder of the sum of HKD1 (receipt of which is hereby acknowledged), the option (but not the obligation), exercisable at any time during the Option Period by service of an Option Notice, to purchase the Option Shares and, on the exercise of the Option, the Shareholder will become bound to sell and the Optionholder will become bound to purchase the Option Shares on the Transfer Terms;

2.1.2

The Option may be exercisable in respect of all or some of Option Shares. If an exercise is not in respect of all of the Option Shares, the Optionholder shall have the right to exercise the Option in respect of the remaining Option Shares at a later time and at multiple times within the Option Period.

2.2	The Option Price per Option Share shall be calculated in accordance with the following formula (expressed in RMB) and subject to the following provisions:

Where:

A: RMB 20,000,000;

B: Higher of (a) 30-day VWAP of the shares of the Cayman SPV on the first trading day after the expiry of the Lockup or (b) 30-day VWAP of the shares of the Cayman SPV on the last trading day immediately prior to the Exercise Date. If initial public offering has not taken place at the time of the relevant Exercise Date, then the most recent Private Placement Price, or if there is an acquisition of the Cayman SPV by a third party, then the price per share of the Cayman SPV that is being offered by the acquirer, whichever is the most recent;

C: Cumulative dividends or distributions per share of the Cayman SPV between the signing of this Agreement and the relevant Exercise Date;

D: The first Private Placement Price 12 months from 17 December 2014;

E: The sum of (a) number of Option Shares held by the Shareholder on the relevant Exercise Date and (b) number of Option Shares previously held by the Shareholder and previously exercised under this Agreement.

F: Cumulative dividends or distributions received by the Shareholder from the Company between the prior exercise and the current exercise under this Agreement; and

G: Number of shares of the Company which is the subject of the exercise under this Agreement.

PROVIDED ALWAYS THAT:-

i.	If the above formula results in a negative Option Price, the Option Price shall be deemed to be RMB 1.

ii.	If there is any change of shareholding of the Cayman SPV (e.g. stock splits, stock consolidation, issuance of bonus shares or otherwise), the above definitions B, C and D shall be amended accordingly.

iii.	If there is any change of shareholding of the Shareholder (e.g. stock splits, stock consolidation, issuance of bonus shares or otherwise), the above definitions E and F shall be amended accordingly.

2.3	An Option Notice, once given, may not be withdrawn, except with the written consent of the Shareholder.

2.4	The Option shall lapse if not exercised during the Option Period or otherwise mutually agreed between the Parties.

2.5	If the Option is exercised, then the remaining provisions of this clause 2 and clause 3 will apply.

2.6

Neither the Shareholder nor the Optionholder shall be obliged to complete the sale and purchase of the Option Shares being exercised under the relevant Option Notice unless the sale and purchase of all such Option Shares is completed simultaneously.

2.7

All voting and other rights attached to the Option Shares being exercised under the relevant Option Notice shall accrue to the Optionholder on the relevant Exercise Date and, following that time, the Shareholder shall exercise all voting and other rights at the direction of the Optionholder.

3.	COMPLETION

3.1

Completion of the sale and purchase of Option Shares being exercised under an Option Notice shall take place at the registered office of the Company (or at such other place as may be agreed by the Parties) at 12 noon on the seventh day after the Exercise Date (or at such other date as the Optionholder may designate from time to time) subject to payment of the Option Price, provided that, if such day is not a business day, then Completion shall take place at 12 noon on the next business day.

3.2	On Completion, the Shareholder shall:

3.2.1	deliver to the Optionholder the duly completed instruments of transfer with respect to the Option Shares being exercised in favour of Optionholder;

3.2.2	subject to clause 3.5, deliver to the Optionholder the share certificates representing the Option Shares being exercised;

3.2.3

account to the Optionholder for all benefits received in respect of Option Shares being exercised between the Exercise Date and the date of Completion (both dates inclusive) and which do not have a record date before the Exercise Date;

3.2.4

deliver to the Optionholder any form of consent or waiver required from the Shareholder (if any), to enable the transfer of Option Shares being exercised to be registered in accordance with the Articles;

3.2.5	(so far as it is able to do so) use its best endeavours to procure registration of the transfer of Option Shares being exercised immediately; and

3.2.6	do such things and execute such documents as shall be necessary or as the Optionholder may reasonably request to give effect to the sale of Option Shares being exercised on the Transfer Terms.

3.3

Subject to the Shareholder complying with its obligations under clause 3.2, the Optionholder shall be obliged to pay the Option Price to the Shareholder by wire transfer to an account designated in writing by the Shareholder in accordance with clause 3.4 prior to Completion. If the account provided by the Shareholder is not opened in its name, Optionholder’s obligation to pay the Shareholder under this clause 3.3 shall be considered fully discharged if it pays the relevant Option Price in accordance with such designation.

3.4

Immediately before Completion, an option notice will also be issued under the Onshore Option Agreement to exercise the corresponding percentage of Onshore Interests thereunder (“Corresponding Onshore Exercise”). The Optionholder shall withhold from the Option Price payable pursuant to clause 3.3 in the current exercise an amount which equals the amount payable under the Corresponding Onshore Exercise until the change of shareholder registration has been completed at the relevant Administration for Industry and Commerce to reflect the transfer of the relevant Onshore Interests under the Corresponding Onshore Exercise and the Optionholder has received written confirmation for the same.

3.5	If any of the provisions of clauses 3.2 or 3.3 are not complied with on the date fixed for Completion, the Party not in default may (without prejudice to its other rights and remedies):

3.5.1	defer Completion to a date not more than 28 days after such date (and so that the provisions of this clause 3.5 shall apply to Completion as so deferred); or

3.5.2	proceed to Completion so far as practicable (without prejudice to its rights under this Agreement).

3.6	If Optionholder decides to defer or proceed with Completion in accordance with clause 3.5, the Shareholder shall indemnify the Optionholder for any related losses and damages incurred.

3.7	Share Certificates

The Optionholder acknowledges that all Option Shares are charged in favour of the Optionholder pursuant to the Charge Agreement as of the date of this Agreement. The Optionholder will therefore release the relevant share certificates in its capacity as Chargee (as defined under the Charge Agreement) under the Charge Agreement to itself in the capacity of Optionholder, thereby dispensing the need to first releasing the share certificates to the Shareholder for delivery.

3.8

The Company undertakes to approve and register the transfer of the Option Shares to the Optionholder or its nominees pursuant to the exercise of the Option by the Optionholder in accordance with this Agreement.

4.	SHAREHOLDER WARRANTIES AND UNDERTAKINGS

4.1	Shareholder Warranties

The Shareholder warrants to the Optionholder that it is the registered holder and beneficial owner of its Option Shares and that, such Option Shares have been fully paid and apart from this Agreement and the Charge Agreement, such shares are free from all Encumbrances and that it has full power and authority to exercise and enjoy all rights attaching to them without the consent of any other person and to grant the Option on the terms and conditions of this Agreement.

4.2	Shareholder Undertakings

The Shareholder undertakes to the Optionholder that,

4.2.1

at any time prior to the full exercise or expiry of the Option it grants to the Optionholder, it will not (without the prior written consent of the Optionholder) dispose of any interest in any of its Option or any right attaching to them (save as may be required in pursuance of its obligations under this Agreement) or create or allow to be created any Encumbrance over any of its Option or agree (whether subject to any condition precedent or condition subsequent or otherwise) to do any of these things.

4.2.2	it will not in any way make any changes or agree to make any changes to the shareholding structure of the Company without the prior written consent of the Optionholder;

4.2.3	it will not do anything that will create a significant adverse impact on the shares of the Company;

4.2.4	it will notify the Optionholder of the situation of any litigation, arbitration or administrative proceedings that has occurred or may occur in relation to the shares of the Company; and

4.2.5	it agrees to pledge its shares of the Company to the Optionholder.

5.	DURATION OF OBLIGATIONS

5.1

Upon termination of this Agreement, any unexercised Option shall cease to be exercisable but without prejudice to the due performance by the Parties of all their obligations up to the date of such cessation and the remedies of any of the other Parties to this Agreement in respect of a breach of this Agreement.

5.2	This Agreement may be terminated by mutually agreement in writing between all the Parties.

6.	NO PARTNERSHIP

Nothing in this Agreement shall be construed as constituting, or deemed to constitute, a partnership between the Parties and, except as specifically provided for in this Agreement, neither of them shall have any authority to bind the other in any way.

7.	ASSIGNMENT

The Shareholder may not assign any of its rights and/or obligations under this Agreement to any third party without the prior written consent of the Optionholder. The Shareholder agrees, the Optionholder has the right, upon written notice to the Shareholder, to assign any of its rights and/or obligations under this Agreement to a third party it designates.

This Agreement is binding upon the legal assignees or successors of each of the Parties.

8.	VARIATIONS

No variation of this Agreement shall be effective unless it is made in writing, refers specifically to this Agreement and is signed by the Parties.

9.	RESTRUCTURING

In the event that Company distributes or transfers a portion of its shares in the Cayman SPV to the Shareholder, such that the Shareholder becomes the direct shareholder of the Cayman SPV, the Parties agree that this Agreement shall terminate with respect to the Cayman SPV Shares transferred to the Shareholder and the Shareholder shall enter into a new option agreement with the Optionholder in substantially the same form as this agreement with respect to the Cayman SPV Shares.

10.	WAIVER

10.1	No waiver of any term, provision or condition of this Agreement shall be effective except to the extent made in writing and signed by the waiving party.

10.2

No omission or delay on the part of any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver by it of any right to exercise it in future or of any other of its rights under this Agreement.

10.3	Completion of this Agreement does not constitute a waiver by a Party of any breach of any provision of this Agreement whether or not known to that Party at that time.

11.	CONFIDENTIALITY AND ANNOUNCEMENTS

11.1

Notwithstanding the termination of this Agreement, the contents of this Agreement and all trade secrets, proprietary information and other confidential information in relation to the other Party obtained in the course of entering into and implementation of this Agreement (“Confidential Information”) shall be kept in strict confidence by each of the Parties.

11.2

No announcement or disclosure in respect of the making or terms of this Agreement shall be made or disclosed by any Party without the prior written consent of the other Party except to the extent disclosure is required by law or any rules of a recognized stock exchange which disclosure shall then only be made:

11.2.1	unless impracticable, after prior consultation with the other Party as to its terms;

11.2.2	strictly in accordance with any agreement as to the terms of disclosure; and

11.2.3	only to the persons and in the manner required by law or the relevant stock exchange rules or as otherwise agreed.

11.3	The restrictions contained in this clause 11 shall continue to apply after termination of this Agreement without limit in time.

12.	NOTICES

12.1

Any notice or other document to be served under this Agreement must be in writing and may be delivered or sent by courier or facsimile transmission to the Party to be served at that Party’s address above or at such other address or number as that Party may from time to time notify in writing to the other Party to this Agreement.

12.2	Any notice or document shall be deemed served:

12.2.1	if delivered, at the time of delivery;

12.2.2	if couriered, 48 hours after collection by the courier company; and

12.2.3

if sent by facsimile transmission, at the time of transmission if before 5.00 pm on Monday to Friday (other than statutory holidays) or otherwise on the next succeeding banking business day, on recipients local time and calendar.

12.3	In proving service (without prejudice to any other means):

12.3.1	by courier, it shall only be necessary to prove the notice or document was collected by the courier company as provided in this clause;

12.3.2	by facsimile, that the notice or document was duly received by production of a copy fax bearing the addressee’s answerback code or automatic record of correct transmission.

13.	INVALIDITY

The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect the other provisions of this Agreement.

14.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts each of which when so executed shall be an original but all counterparts shall together constitute one and the same instrument.

15.	COSTS

The Optionholder shall pay its own costs and expenses in relation to the negotiation, preparation, execution and implementation of this Agreement and the transactions contemplated herein.

16.	ENTIRE AGREEMENT

16.1	This document constitutes the entire Agreement between the Parties in connection with its subject matter.

16.2	No Party has relied on any representation or warranty except as expressly set out in this Agreement.

17.	INDEPENDENT ADVICE

Each Party acknowledges that it has received independent legal advice as to the terms of this Agreement and is entering into this Agreement on the basis of such advice and following detailed negotiations by the Parties as to the final terms hereof.

18.	LANGUAGE

This Agreement is written in both English and Chinese language. In the event of any inconsistencies between the two language versions, the English version shall prevail.

19.	GOVERNING LAW AND JURISDICTION

19.1	This Agreement shall be governed by and construed and take effect in accordance with the laws of Hong Kong.

19.2	The Parties hereby submit to the non-exclusive jurisdiction of the court of Hong Kong.

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IN WITNESS whereof this Agreement has been signed on the date first above written.

EXECUTED as a DEED by	)

LANBANG INVESTMENT COMPANY LIMITED	)

by affixing its common seal	(***))

in the presence of:	(***))

IN WITNESS whereof this Agreement has been signed on the date first above written.

SIGNED by CHOY SIU KAM DAVID	)	/s/ CHOY SIU KAM DAVID

for and on behalf of	)

AN KE TECHNOLOGY COMPANY LIMITED	)

in the presence of:	)	(***)

IN WITNESS whereof this Agreement has been signed on the date first above written.

EXECUTED BY TUN KUNG COMPANY LIMITED	)

By affixing its common seal	(***))

in the presence of:	(***))